Exhibit 99.1

Kewaunee Scientific Reports Results for Second Quarter

STATESVILLE, N.C., Dec. 6, 2016 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its second quarter of fiscal 2017, ended October 31, 2016.

Net earnings for the quarter increased 114% to $1,486,000, or $0.54 per diluted share, as compared to net earnings of $695,000, or $0.26 per diluted share, in the second quarter last year.

Sales for the quarter were $36,329,000, a 17.1% increase from sales of $31,037,000 in the prior year. Domestic sales for the quarter were $28,211,000, up 7.4% from sales of $26,279,000 in the second quarter of last year. International sales for the quarter were $8,118,000, up 70.6% from sales of $4,758,000 in the second quarter last year.

The growth in Domestic sales was a result of continued strength of incoming orders across our distribution channels as the marketplace for laboratory furniture and scientific equipment in the United States continued to improve. International sales were strong as we finished deliveries on multi-year laboratory projects in India and Kuwait.

The Company also announced during the quarter that it was awarded a second large multi-year laboratory project for Kuwait University Sabah Al-Salem University City at the College of Science, valued at $18.5M.

The Company's order backlog was $101.1 million at October 31, 2016, as compared to $92.4 million at October 31, 2015, and $86.2 million at July 31, 2016. This level of order backlog is a new record for Kewaunee.

The Company's balance sheet and financial condition remain strong. Unrestricted cash on hand was $7.6 million at the end of the quarter, as compared to $3.3 million at the end of the second quarter last year. Working capital was $31.4 million, as compared to $29.0 million at the end of the second quarter last year. Short-term debt and interest rate swaps were $6.7 million at the end of the quarter, as compared to $5.5 million at the end of the second quarter last year, and total bank borrowings and interest rate swaps were $10.3 million, as compared to $9.5 million at the end of the second quarter last year.

"I am very happy with our results this quarter as we continue to compete for and win significant orders globally, demonstrating the strength and market leadership of Kewaunee," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "I am extremely pleased that Kewaunee has been awarded a second large order in Kuwait on which we will begin design and engineering during the second half of the current fiscal year, followed promptly by the production phase of the project.

"Looking forward, our third quarter is always our most challenging due to the holidays as well as customers managing their year-end inventory; however, I am optimistic that the results for the current fiscal year will be strong as we continue to see new opportunities worldwide."

About Kewaunee Scientific
Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company's corporate headquarters is located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company's China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific's website is ocated at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Thomas D. Hull III
(704) 871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	October 31,		October 31,
	2016	2015	2016	2015
Net sales	$ 36,329	$ 31,037	$ 73,608	$ 62,126
Cost of products sold	29,225	25,505	59,365	50,751
Gross profit	7,104	5,532	14,243	11,375
Operating expenses	4,816	4,403	9,894	8,722
Operating earnings	2,288	1,129	4,349	2,653
Other income	119	85	238	187
Interest expense	(78)	(61)	(158)	(153)
Earnings before income taxes	2,329	1,153	4,429	2,687
Income tax expense	792	446	1,562	1,017
Net earnings	1,537	707	2,867	1,670
Less: net earnings attributable to
the noncontrolling interest	51	12	81	35
Net earnings attributable to
Kewaunee Scientific Corporation	$ 1,486	$ 695	$ 2,786	$ 1,635

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$ 0.55	$ 0.26	$ 1.03	$ 0.62
Diluted	$ 0.54	$ 0.26	$ 1.02	$ 0.61

Weighted average number of common
shares outstanding
Basic	2,706	2,671	2,699	2,650
Diluted	2,729	2,690	2,718	2,674

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	October 31,	April 30,
	2016	2016
Assets	(Unaudited)
Cash and cash equivalents	$ 7,579	$ 5,222
Restricted Cash	1,649	1,567
Receivables, less allowances	29,040	27,835
Inventories	16,789	15,626
Prepaid expenses and other current assets	1,023	707
Total Current Assets	56,080	50,957
Net property, plant and equipment	14,579	14,118
Other assets	6,895	7,330
Total Assets	$ 77,554	$ 72,405

Liabilities and Equity
Short-term borrowings and interest rate swaps	$ 6,722	$ 3,818
Current portion of long-term debt	421	421
Accounts payable	10,821	11,722
Other current liabilities	6,676	4,989
Total Current Liabilities	24,640	20,950
Other non-current liabilities	12,165	12,903
Total Liabilities	36,805	33,853
Noncontrolling interest	390	310
Kewaunee Scientific Corporation equity	40,359	38,242
Total Equity	40,749	38,552
Total Liabilities and Equity	$ 77,554	$ 72,405

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